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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and the Statement of Additional Information, constituting parts of this amended Registration Statement on Form N-1A, of our report dated March 3, 1995 relating to the financial statements and financial highlights appearing in the January 31, 1995 Annual Report and the July 31, 1995 Semi-Annual Report to Shareholders of Vanguard Specialized Portfolios Inc. (comprised of the Energy, Gold & Precious Metals, Health Care and Utilities Income Portfolios). We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectuses and "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
Philadelphia, PA

February 21, 1996


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